Exhibit 10.3

Alberta Exploration Company
15 Applebrook Circle S.E
Calgary, Alberta,
T2A 7S5
Phone: (403) 235-1308

RE: NE Alberta - Chard Prospect T79 R6 W4
Metallic and Industrial Mineral Permit No 9301120077

Alberta Exploration Company submits the following offer to acquire an undivided interest in the subject property (the Property) as detailed in Schedule >A= hereto:

1. Warranty of Title:

Michael Marchand warrant that there are no royalties, production payments, or other encumbrances against the property, and that Michael Marchand presently owns the Property and has full rights and authority to enter into this agreement with Alberta Exploration Company, and that Michael Marchand have not received any notice of default as of the date of this agreement from the Grantor of its interest in the said property, and that the said property is in full force and good standing as of this date of this agreement.

During the currency of this agreement, and until such time as Alberta Exploration Company shall have earned one hundred percent (100%) interest in the property, you agree to hold title to the mining claims in trust for the benefit of the parties under this agreement. Upon Alberta Exploration Company having earned one hundred percent (100%) in the mining claims as herein provided and requests same, you agree to forthwith complete transfers of the mining claims into the name of Alberta Exploration Company.

2. Payments

On acceptance of this offer by Michael Marchand, Alberta Exploration Company will sign Royalty agreement as detailed in Schedule >B= hereto :

3. Work Commitment

Alberta Exploration Company is solely responsible for carrying out sufficient assessment work so that the permit is maintained in good standing.

All work performed by Alberta Exploration Company on the property shall be conducted as Alberta Exploration Company see fit in its discretion and shall be Alberta Exploration Company >s sole responsibility, and Alberta Exploration Company agrees to save you harmless in respect to any damages or losses which you may suffer as direct result of such work.

All equipment will be removed from the property within 60 days of the termination of this agreement.

4. Area of Mutual Interest

There is no area of Mutual interest.

All work performed by Alberta Exploration Company on the property shall be conducted as Alberta Exploration Company sees fit in its discretion and shall be Alberta Exploration Company >s sole responsibility, and Alberta Exploration Company agrees to save you harmless in respect to any damages or losses which you may suffer as direct result of such work.

In the event that any assessment work is not performed and filed as required under this Agreement, this Agreement shall automatically terminate with no further rights or obligations of either party to the other. In no event shall any liability be attached or result from Alberta Exploration Company=s failure to make any of the foregoing optional payments or perform any assessment work on the mining claims, which shall be entirely at Alberta Exploration Company=s option.

This Agreement shall extend to and include your heirs, executors, administrators and assigns and the successors and assigns of Alberta Exploration Company. This agreement supersedes any other agreement, written or verbal.

Alberta Exploration Company will provide on a yearly basis copies of progress reports. Exploration data acquired may need to remain confidential for longer periods but all data will be made available on termination of the agreement.

This Agreement shall extend to and include your heirs, executors, administrators and assigns and the successors and assigns of Alberta Exploration Company. This agreement supersedes any other agreement, written or verbal.

Alberta Exploration Company
_____________________________	________________________
Director	Director

Terms understood and accepted this 1 day of January 2002

_________________________
Michael Marchand

SCHEDULE "A"
Metallic and Industrial Mineral	Term Commencement Date:
Permit No 9301120077	December 21 2001
Aggregate Area: 9,216 Hectares	Location: Alberta 4-06-079: 1-36

SCHEDULE "B"

ROYALTY AGREEMENT
DATED AS OF DECEMBER 31, 2001

BETWEEN:

ALBERTA EXPLORATION COMPANY., having an office in the City of Calgary, in the Province of Alberta (collectively the "Grantor")

-and

MICHAEL MARCHAND, residing in the City of Calgary, in the Province of Alberta (the "Grantee") The Grantee was instrumental in identifying and acquiring land prospective for mines and minerals in the Province of Alberta for the benefit of the Grantor.

In return for the assistance of the Grantee, the Grantor wishes to grant a royalty to the Grantee on the terms of this Agreement.

THE PARTIES AGREE AS FOLLOWS:

1. (a) the following words will have the following meanings in this Agreement:

i. "Diamonds" means any gem or industrial diamonds removed or recovered from the Property, sorted and graded;

ii. "Grader" means a person duly qualified and accredited to sort, grade and value diamonds;

iii. "Property" means the permits granted by the Province of Alberta under the Metallic and

Industrial Minerals Regulations of the Mines and Minerals Act (Alberta), more particularly described in Schedule "A" attached to this Agreement;

iv. "removed or recovered" and "removal or recovery" means the physical separation of diamonds which have a recognized commercial value at the time from their naturally occurring location on the Property;

v. "Royalty Amount" means 2% of the Value of the Diamonds without any deduction whatsoever for the direct, indirect or incidental costs of removal or recovery other than mineral and mining taxes, royalties and the fees and expenses of Graders;

vi. "Value of the Diamonds" means the average of the valuations in Canadian Dollars of the Diamonds determined by two independent Graders, one appointed by the Grantor and one appointed by the Grantee.

(b) words not specifically defined in this Royalty Agreement will have the meaning assigned to them in the Mines and Minerals Act (Alberta) and the Metallic and Industrial Regulations for the Province of Alberta as in effect on January 1, 2002.

(c) the singular shall include the plural and the masculine will include the feminine and neuter genders.

2 The Grantor reserves, out of the Property, an interest in the Property in the form of an overriding royalty in favour of the Grantee. The overriding royalty will be paid to the Grantee as set out in this Royalty Agreement and will be equal to the Royalty Amount.

3. The Grantor and the Grantee will each appoint an independent Grader who shall sort, grade and value each particular classification of the Diamonds in accordance with Industry standards, formulas and pricebooks having regard to, but without limiting the generality of the foregoing, the commercial demand for the Diamonds, the grades of the Diamonds (gem or industrial) and the colours, sizes and clarity of the Diamonds; the parties hereby acknowledging that the intention is that the Royalty Amount is to be paid to the Grantee on the basis of the Value of the Diamonds regardless of the price or proceeds actually received by the Grantor for or in connection with the Diamonds or the manner in which a sale of the Diamonds to a third party is made, and without deduction except for the fees and expenses payable to the Graders (each of the Grantor and Grantee being responsible for payment of the fees and expenses payable to the Grader appointed by them respectively), taxes and royalties.

4. The Grantor will calculate the Royalty Amount and advise the Grantee thereof within 30 days of the end of each calendar quarter, based on all Diamonds sorted, graded and valued during such calendar quarter, and will pay the Royalty Amount to the Grantee, in Canadian dollars at the address set out below, within 30 days of the date on which the Grantor receives payment for the sale of such Diamonds.

5. For the purposes of this Royalty Agreement, reference to a calendar year is a reference to a period of 12 consecutive months commencing on the day or on the anniversary of the day Diamonds are first removed or recovered by the Grantor, and reference to a calendar quarter is a reference to the first, second, third or fourth 3 consecutive month periods in each calendar year.

6. The Grantor will provide the Grantee, within 30 days of the end of each month of a calendar year, a report summarizing the removal or recovery and sorting, grading and valuing of Diamonds during the month, and, if such report is the first report following the end of a calendar quarter, the calculation of the Royalty Amount.

7. At the sole option of the Grantee, to be exercised by written notice delivered to the Grantor not more than 10 days after receipt of a report from the Grantor that includes a calculation of the Royalty Amount for a calendar quarter, the Grantee may take the Royalty Amount in kind (the number of Diamonds equal in value to the Royalty Amount and taken in kind (the aggregate Value of the Diamonds to be taken in kind being equal to the Royalty Amount and hereinafter referred to as "the Grantee's share of Production") at the time the Grantee's share of Production is ready for transport from the Property. This right to take in kind will be subject to the right of off-set by the Grantor against taxes, royalties and any amounts payable by the Grantee for the fees and expenses of the Graders. Upon the Grantee exercising its right to take in kind, the Grantor will give the Grantee not less than 7 days written notice of the date that the Grantee's share of Production will be ready for transport from the Property and will, on that date, deliver to the Grantee, with due regard to security that would be reasonably adequate in the circumstances, the Grantee's share of Production, at the location of the Grantor's operations on the Property and the Grantee will be responsible for receiving the Grantee's share of Production and dealing with it from the point of delivery to the Grantee. The Grantee may cease to take any Royalty Amount in kind upon giving the Grantor at least 60 days prior written notice to that effect. The Grantee may elect to take any Royalty Amount in kind and subsequently cease to take it in kind as often as the Grantee determines that it would be prudent to so do.

8. The Grantor hereby grants to the Grantee an assignment tothe extent of any Royalty Amount not to be taken in kind and due to the Grantee but unpaid, of all revenues to be received by the Grantor from a purchaser of any Diamonds. This assignment may not be exercised by the Grantee unless the Grantor is in default in the payment of a Royalty Amount in accordance with the terms of this Royalty Agreement, which default has not been corrected within 10 days of receiving written notice from the Grantee of the default. This assignment may be exercised by the delivery of a copy of this Royalty Agreement to such purchaser and the Grantor hereby grants the Grantee an irrevocable power of attorney to do all things necessary on behalf of the Grantor to give effect to this assignment.

9. The interest of the Grantee acquired pursuant to the terms of this Royalty Agreement will be considered to be an interest in land and, to the extent permitted under applicable law, will be an encumbrance against the Property that runs with the Property.

10. The Grantor will notify the Grantee of any sale, transfer, assignment, surrender or other disposition of all or any part of its interest in the Property within 30 days of the effective date thereof.

11. The Grantee may assign its interest in the Property and this Royalty Agreement in whole or in part to any third party at any time and from time to time but the Grantor will be under no obligation to make payment of the Royalty Amount to more than one named person, only one Grader may be appointed by or on behalf of the Grantee for purposes of paragraph 3 hereof and only one person by or on behalf of the Grantee may exercise the Grantee's right in paragraph 7 hereof to take the Royalty Amount in kind and in paragraph 8 hereof to exercise the assignment rights. Until the Grantee designates in writing the person entitled to receive payment of the Royalty Amount and to make the appointments and exercise the rights aforesaid, the Grantor will be relieved of its obligations under this Agreement upon making payment of the Royalty Amount to the Grantee and accepting notices of appointment or exercise of rights from the Grantee only.

12. (a) The Grantor will maintain complete and up-to-date books and records with respect to its operations on the Property and the sale of Diamonds and will retain them for a period of at least 3 years at its regular place of business.

(b) The Grantee will have the right to conduct a comprehensive audit of the books, records and operations of the Grantor as they may relate to the calculation of the Royalty Amount payable to the Grantee. If, as a result of the audit, the amount of the Royalty Amount payable to the Grantee is more than 2% of the amount to be paid to the Grantee pursuant to the calculations of the Grantor, then the Grantor shall pay the costs of the audit. If the calculation shows that the amount payable to the Grantee is less than or equal to 2% of the amount payable to the Grantee pursuant to the calculations of the Grantor, then the Grantee shall pay the costs of the audit.

(c) If there is commingling of ore or minerals, then Diamonds will be marked so that they are identifiable and traceable to the point of sale.

13. The Grantor covenants and agrees to use its reasonable best efforts to maintain, explore and, if warranted, develop the Property in accordance with good commercial mining and business practice and to abide by all laws, regulations and agreements to which it and the Property are subject. The Grantor will notify the Grantee in writing of any material default of the Grantor of the provisions of this paragraph.

14. The Grantor will maintain such insurance as a prudent operator in its position and carrying out its operations would maintain.

15. After Diamonds are first removed or recovered by the Grantor, the Grantor will provide the Grantee with not less than 60 days advance written notice of any planned suspension of its operations on the Property where such suspension is expected to last for more than 30 consecutive days.

16. Any notice or other communication required or permitted to be given under this Royalty Agreement will be in writing and will be (i) personally delivered, (ii) transmitted by prepaid registered mall or (iii) transmitted by electronic facsimile to the parties as follows:

TO: GRANTOR:	Alberta Exploration Company 15 Applebrook Circle S.E Calgary, Alberta T2A 7S5 Ph # (403) 235-1308
TO: GRANTEE:	Michael Marchand 2328 Sumac Road NW. Calgary, Alberta T2N 3T9 PH# (403) 282-5105 Email: marchndm@telusplanet.net

The parties may change the address for notice by giving written notice to the other parties.

17. If there is a dispute between the Grantor and the Grantee concerning the calculation of the Royalty Amount, the Grantor and the Grantee agree that the matter will be referred to a single arbitrator appointed by mutual agreement. If no agreement can be reached on the appointment of an arbitrator within 10 days of the date of one party giving written notice to the other party of its intention to submit a matter to arbitration, then either party may apply to the Court of Queen's Bench of Alberta to have an arbitrator chosen. The arbitrator and the arties will abide by the rules of the Arbitration Act of the Province of Alberta. The decision of the arbitrator will be final and binding upon the parties.

18. General

(a) Time is of the essence hereof.

(b) This Royalty Agreement will be governed by the laws of the Province of Alberta and the Grantor attorns to the jurisdiction of the courts of the Province of Alberta.

(c) This Royalty Agreement will be binding on the parties to this Royalty Agreement and their respective heirs, legal representatives, successors and permitted assigns.

The Grantor and Grantee have executed this Royalty Agreement as of the date referred to above.

ALBERTA EXPLORATION COMPANY.

___________________________________
per:

__________________________________
MICHAEL MARCHAND